UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported): June 20, 2007

UTG, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-16867	20-2907892
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)

5250 South Sixth Street
Springfield, Illinois 62703
(Address of principal executive offices and zip code)

(217) 241-6300

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 5 - Corporate Governance and Management

Item 5.02. Compensatory Arrangements of Certain Officers.

At the meeting of the Board of Directors on June 20, 2007, the Board approved a bonus of $25,000 each to be paid to Mr. Jess Correll, Chief Executive Officer and Mr. Randall Attkisson, Chief Operating Officer of UTG, Inc. and its subsidiaries. The bonuses are based on the Company’s 2006 operating results and are to be paid as soon as practical. The bonuses are not the result of any written agreement or specific formula.

At the same meeting, the Board of Directors also approved an increase in base salary for each of Messrs. Correll and Attkisson. Effective July 1, 2007, the base salary of each shall be $150,000. Each previously had a base salary of $75,000 that has remained unchanged since April 1, 2001 when they began receiving a salary for their services. Each has held their respective positions since March 2000.

Messrs. Correll and Attkisson are also members of the Board of Directors, but did not participate in the above discussions, nor did they vote. The Company continues to have no written employment agreements nor oral arrangements with any of its corporate officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                                                                       UTG, INC.

                       Date:  June 21, 2007                                                By:  /s/ Theodore C. Miller
                                                                                                                                                                                                                  Theodore C. Miller
                                                                                                                                                                                                               Senior Vice President and Chief Financial Officer